Exhibit (j)

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Counsel and Independent Auditors" and to the use of our reports dated September 10, 2001 for Dreyfus Short Term Income Fund and Dreyfus Intermediate Term Income Fund, which are incorporated by reference in this Registration Statement (Form N-1A No. 33-48926) of Dreyfus Investment Grade Bond Funds, Inc.

ERNST & YOUNG LLP

New York, New York
November 14, 2001